                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D21, Dated May 18, 1998, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.





                           Bankers Trust Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                              FLOATING RATE NOTE

THE NOTES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.

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    [X] Senior                                       [_] Subordinated
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Form:
    [X] Global                                       [_] Certificated
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CUSIP: 06636PAP8
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Principal Amount:  $50,000,000

Agent's Name and DTC Participant Number: Merrill Lynch & Co., DTC # 5132

Issue Price:  100.00

Net Proceeds to Issuer:  100.00

Agent's Commission, if Applicable:

Dealer's Concession, if Applicable

Original Issue Date:  May 21, 1998

Stated Maturity: May 22, 2000 (Specify the Interest Payment Date that is to be Stated Maturity of the Note)

Interest Rate Basis: (check one)

[_]  CD Rate
[_]  CMT Rate (Designated CMT Telerate Page,if not 7052:_______________________)
[_]  Commercial Paper Rate
[_]  11th District Cost of Funds Rate
[_]  Federal Funds Rate
[_]  Kenny Rate
[X]  LIBOR:  (LIBOR TENOR 1 month)
    [_]  LIBOR
    [X]  LIBOR Telerate
    Designated LIBOR Currency (if other than U.S Dollars):___________
[_]  Prime Rate
[_]  Treasury Rate  (Spefic Index  _________)
[_]  Other:[_______] (see attached)

Initial Interest Rate:  5.66625%

Maximum Interest Rate:   n/a

Minimum Interest Rate:   n/a

Spread: (+/-): +1 bp

Spread Multiplier:   n/a

Interest Payment Dates (if other than as specified in the Prospectus
Supplement):
Each: Monthly on the 22nd of each month
Commencing:  June 22, 1998

Day Count:     [X]   Actual/360   [_]   Actual/365    [_]   30/360

Regular Record Dates (if other than as specified in the Prospectus Supplement):
Each

Calculation Dates (if other than as specified in the Prospectus Supplement):
Each

Interest Determination Dates (if other than as specified in the Prospectus Supplement):
Each

Reset Periods: (check one):( [_]Daily, [_]Weekly, [X]Monthly, [_]Quarterly, [_]Semiannually or [_]Annually)

Interest Reset Dates (if other than as specified in the Prospectus Supplement):
Each

Optional Interest Reset by Corporation: [_] Yes  [X] No
Optional Interest Reset Dates (see attached annex for further details):

Original Issue Discount Note: [_] Yes  [X] No
Yield to Maturity:
OID for U.S. Federal Income Tax Purposes:

Specified Currency (check one; if other than U.S. Dollars, see attached for exchange rate and other information):
[X] U.S. Dollars (USD or U.S.$)
[_] European Currency Units (ECU)
[_] Australian Dollars (AUD or AUS$)
[_] British Pound (GBP or UK [pounds])
[_] Canadian Dollars (CAD or CAN$)
[_] German Marks (DEM or DM)
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other___

Holder has option to elect payments in Specified Currency (if Specified Currency is not U.S. Dollars):
[_] Yes  [X] No

Authorized Denominations (if other than $1,000 and any integral multiple thereof or if Specified Currency is not U.S. Dollars):

Optional Extensions of Stated Maturity by the Corporation: [_] Yes [X] No Extension Period:
Number of Extension Periods:
Final Maturity Date:

Repurchase Price:  (For Discount Securities)

Optional Redemption at the Option of the Corporation: [_] Yes [X] No Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:

Optional Repayment at the Option of the Holder: [_] Yes  [X] No
Optional Repayment Dates:
Optional Repayment Prices:

Amortizing Note: [_] Yes  [X] No
Basis or formula for amortization of principal and/or interest of Note:

Payment Dates for amortizations
[_] Each March 15, June 15, September 15 and December 15
[_] Each June 15 and December 15
[_] Other: Each

Currency Indexed Note: [_] Yes  [X] No
Currency I:
Currency II:
Base Exchange Rate:
Leverage Factor "L":

Principal Indexed: [_] Yes  [X] No
[_] Principal to increase when Spot Rate exceeds Base Exchange Rate decrease when Spot Rate is less than Base Exchange Rate
[_] Principal to decrease when Spot Rate exceeds Base Exchange Rate and increase when Spot Rate is less than Base Exchange Rate

Interest Indexed: [_] Yes  [X] No
[_] Interest to increase when Spot Rate exceeds Base Exchange Rate and decrease when Spot Rate is less than Base Exchange Rate.
[_] Interest to decrease when Spot Rate exceeds Base Exchange Rate and increase when Spot Rate is less than Base Exchange Rate.

Commodity Indexed Note (if yes, see attached annex for additional information): [_] Yes [X] No

Calculation Agent (if other than Bankers Trust Company):

Other Provisions:

Annex Attached (and incorporated herein by reference) [_] Yes  [X] No


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Type of Sale
[_] Direct by Corporation
[_] As Agent
[X] As Principal
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If Principal Transaction, Reoffering at:
[X] varying prices related to prevailing market prices at the time of resale
[_] fixed public offering price of ___% of Principal Amount
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